Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Pulmonx Corporation
Redwood City, California
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 15, 2021, relating to the consolidated financial statements of Pulmonx Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ BDO USA, LLP
San Francisco, California
May 14, 2021